UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 26, 2011
FIDELITY SOUTHERN CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	No. 000-22374	No. 58-1416811

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3490 Piedmont Road, Suite 1550 Atlanta, Georgia	30305

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (404) 639-6500
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Fidelity Southern Corporation (the Company) entered into a Securities Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Rights Agreement”) on May 26, 2011. Pursuant to the terms of the Purchase Agreement, 11 separate accredited investors agreed to purchase an aggregate of 2,167,166 shares of common stock in a private placement exempt from registration under the Securities Act in reliance upon Rule 506 of Regulation D, for a purchase price of $6.65 per share, with gross proceeds of $14.4 million. No investor purchasing shares in this private placement resulted in such investors having beneficial ownership of more than 9.9% of the Company’s common stock. The sale of the common stock was completed on May 27, 2011. A press release was issued on May 27, 2011 describing the sale, a copy of which is filed as an exhibit to this Form 8-K.
Pursuant to the Purchase Agreement, the Company made certain representations, warranties, and covenants that are customary for private placement transactions. Pursuant to the Rights Agreement, the Company has agreed to register the shares of common stock sold to the purchasers with the Securities and Exchange Commission to permit resale of the shares, which registration statement is required to be filed by the Company on or before June 27, 2011. A copy of the Purchase Agreement and Registration Rights Agreement are being filed as exhibits to this Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
10.1	Securities Purchase Agreement dated May 26, 2011
10.2	Registration Rights Agreement dated May 26, 2011
99.1	Press Release dated May 27, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Stephen H. Brolly
Stephen H. Brolly
Chief Financial Officer
May 27, 2011